Amendment No. 4 to Distribution Agreement

This Amendment No. 4 to the Distribution Agreement (this “Amendment”), by and between Principal Exchange-Traded Funds, a Delaware statutory trust (the “Fund”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”), is dated as of May 8, 2017 (the “Effective Date”).

WHEREAS, the Fund and ALPS entered into a Distribution Agreement dated as of May 1, 2015, as in effect prior to giving effect to this Amendment (the “Agreement”); and

WHEREAS, the Fund and ALPS wish to amend the Agreement to add one Portfolio to be offered under the Fund.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.Appendix A (List of Portfolio(s)) of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A (List of Portfolio(s)) attached hereto.

2.Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

PRINCIPAL EXCHANGE-TRADED FUNDS

By:	/s/ Layne Rasmussen
Name:	Layne Rasmussen
Title:	VP and Controller, Duly Authorized

ALPS DISTRIBUTORS, INC.

By:	/s/ Steven B. Price
Name:	Steven B. Price
Title:	SVP & Director of Distribution Services